UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Harris Teeter Supermarkets, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Frederick J. Morganthall, II, President and Chief Operating Officer of Harris Teeter Supermarkets, Inc. (the “Company”), issued a message to the Company’s customers regarding the Agreement and Plan of Merger dated July 8, 2013 (the “Merger Agreement”) among the Company, The Kroger Co. (“Kroger”) and Hornet Acquisition, Inc., a wholly-owned subsidiary of Kroger. A copy of the message follows.

Message to Customers

Dear Harris Teeter Customer,

Harris Teeter announced that it is merging with Kroger. While a contract has been signed, the merger will not be complete for a few months. We announced in January that we were going through a process of looking at strategic options; this announcement completes that process.

While details are still being finalized, we can tell you our name will remain Harris Teeter; our own brands will continue to reflect our name; Boar’s Head Brands will be in our Deli and the same high-quality Angus Beef will be sold in our meat departments. We do not anticipate any Associate changes with this merger, so rest assured you should find your favorite meat cutter, cake decorator or cashier at your Harris Teeter. We will continue to be committed to delivering excellent customer service and outstanding quality. You will continue to find fast check-out lanes and friendly Associates when you visit your Harris Teeter store.

Kroger is the second largest food retailer in the US with sales approaching $100 billion. By joining them, we will become even more efficient in our ability to deliver outstanding value to our customers. In addition, they will provide growth opportunities for our company and our associates.

We appreciate your business and support over the years. Your loyalty is valued more than you will ever know. Rest assured it is the desire of both Kroger and Harris Teeter to only make Harris Teeter better through this merger for many years to come.

Sincerely,

Fred Morganthall

President & Chief Operating Officer

Additional Information and Where to Find It

This filing may be deemed to be solicitation materials in respect of the proposed acquisition of the Company by Kroger. In connection with the proposed merger transaction, the Company will file with the Securities and Exchange Commission (the “SEC”) and furnish to the Company’s shareholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://www.harristeetersupermarkets.com or by directing a request to: Harris Teeter Supermarkets, Inc., 701 Crestdale Road, Matthews, North Carolina 28105, Attn: Secretary of the Corporation.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended October 2, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on January 4, 2013.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results to differ from such statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed merger Agreement; the failure to receive, on a timely basis or otherwise, the required approvals by the Company’s shareholders and government or regulatory agencies; the risk that a closing condition to the proposed Merger may not be satisfied; risks related to the disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the proposed merger on the Company’s relationships with its customers, suppliers and service providers; and other economic, business, competitive, and regulatory factors affecting the businesses of the Company generally, including those set forth in the filings of the Company with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its annual reports on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.